Exhibit 5.1

Client: 97394-00178

June 27, 2014

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172

Re:	Williams Partners L.P.

Registration Statement on Form S-3 (File No. 333-179471)

Ladies and Gentlemen:

We have acted as counsel to Williams Partners L.P., a Delaware limited partnership (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-179471) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein and the prospectus supplement, dated June 24, 2014, filed with the Commission on June 25, 2014 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $750,000,000 aggregate principal amount of the Company’s 3.90% Senior Notes due 2025 (the “2025 Notes”) and $500,000,000 aggregate principal amount of the Company’s 4.90% Senior Notes due 2045 (together with the 2025 Notes, the “Notes”).

The Notes will be issued pursuant to the Indenture, dated as of November 9, 2010 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated June 27, 2014, relating to the Notes (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

June 27, 2014

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”). This opinion is limited to the effect of the current state of the laws of the State of New York and the Delaware LP Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or (iii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP